Exhibit 99.1
Neustar Closes Acquisition of Evolving Systems’
Numbering Solutions Assets
STERLING, Va., July 1, 2011 — Neustar, Inc. (NYSE: NSR), a provider of market-leading, innovative solutions and directory services that enables trusted communication across networks, applications and enterprises around the world, today announced that the company has closed the acquisition of assets from Evolving Systems’ Numbering Solutions business for approximately $39.0 million in cash. The Numbering Solutions business expands Neustar’s Carrier Services portfolio, adding new operational support systems (OSS) solutions.
“The proliferation of network-connected devices provides consumers with valuable services, but also significantly increases the complexity in operators’ networks,” said Lisa Hook, Neustar’s President and Chief Executive Officer. “Neustar’s aim is to provide solutions that help operators simplify their OSS architectures by offering increased network and service intelligence. The addition of the Evolving Systems’ Numbering Solutions business to our Carrier Services portfolio enables Neustar to further streamline network management and improve the quality of services offered in an IP world.”
Neustar’s acquisition of the Numbering Solutions business from Evolving Systems is the company’s latest strategic investment that strengthens and expands its business and information analytics portfolio. The Numbering Solutions technology complements Neustar’s services by offering operators order management and inventory solutions through either a locally deployed or hosted model. The integration of this business with Neustar’s Carrier Services operating segment advances the Neustar strategy to help customers better manage the transition to IP networks, reduce network complexity, and increase their ability to deliver advanced services.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) provides market-leading, innovative solutions and directory services that enable trusted communication across networks, applications, and enterprises around the world. Visit Neustar online at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements in this press release regarding Neustar, Inc.’s proposed acquisition of the Numbering Solutions business of Evolving Systems, Inc., including, without limitation, benefits and synergies of the acquisition, and any other statements regarding future expectations, beliefs, goals or business prospects constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Quarterly Report on Form 10-Q for the quarter-ended March 31, 2011 and subsequent periodic reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

Contact Info:
Investor Relations Contact	Media Contact
Brandon Pugh	Allen Goldberg
(571) 434-5659	(202) 368-4670
brandon.pugh@neustar.biz	allen.goldberg@neustar.biz